Prospectus Supplement
                      To the Prospectus dated July 30, 1999
                Filed under Rule 424(b)(3) and Rule 424(c) of the
                             Securities Act of 1933



                        PEOPLES FINANCIAL SERVICES CORP.
                   SHAREHOLDER AUTOMATIC DIVIDEND REINVESTMENT
                             AND STOCK PURCHASE PLAN


         This Prospectus Supplement amends the Prospectus dated July 30, 1999, relating to the Shareholder Automatic Dividend Reinvestment and Stock Purchase Plan of Peoples Financial Services Corp.

         Under the terms of the Plan, Participants may reinvest cash dividends in common stock to purchase additional shares of common stock without brokerage commissions or other charges. On January 4, 2002, our Board of Directors approved an amendment to the Plan to provide that Participants may, in addition to reinvesting cash dividends, purchase additional shares of common stock with voluntary cash payments of a minimum $100 to a maximum of $2,500 each calendar quarter effective upon filing the supplement with the U.S. Securities and Exchange Commission.

         As a result of the amendment described in this Prospectus Supplement, the following paragraphs replace in their entirety Questions 9, 14 and 15 of the Prospectus dated July 30, 1999.

"9.      When and how will shares of common stock be purchased under the Plan?

         In the event the Agent purchases shares of common stock from Peoples, dividends will be reinvested on the dividend payment date. In the event the Agent purchases shares of common stock on the open market, dividends will be reinvested at the times the Agent determines within thirty (30) days after the dividend payment date or a later date if it is necessary or advisable under any applicable securities or other laws.

         Voluntary cash payments received by the Agent no later than the second business day prior to a dividend payment date will be applied to the purchase of common stock on or as soon as practicable after the dividend payment date at a price determined in accordance with the provisions of the Plan. Any voluntary cash payment received after the second business day prior to a dividend payment date will be applied to the purchase of common stock on or as soon as practicable after the next following dividend payment date. No interest will be paid on voluntary cash payments."

"14.     Who will be eligible to make voluntary cash payments?

         The Board of Directors may from time to time authorize the purchase of shares of common stock with voluntary cash payments.

         As of the date of this Prospectus Supplement, holders of common stock who elect to have dividends reinvested in accordance with provisions of the Plan may elect to purchase additional shares of common stock through voluntary cash payments. Participants may purchase shares of the common stock with voluntary cash payments under the Plan on a quarterly basis as described in Question No. 9 and Question No. 15."

"15.     Will there be any limitations on voluntary cash payments?

         Each quarterly voluntary cash payment must be in an amount of at least $100 and cannot exceed $2,500. Voluntary cash payments must be made in U.S. currency. Peoples reserves the right, in its sole discretion, to determine whether voluntary cash payments are made on behalf of a particular Participant. Peoples intends to permit shareholders in Pennsylvania, and other states as it may determine, to participate in the voluntary cash payment component of the Plan."



         This Prospectus Supplement describes changes to the description of the original Plan set forth in the Prospectus dated July 30, 1999. Except as described in this Prospectus Supplement, the Plan has not changed. Although the Plan contemplates the continuation of quarterly dividend payments, the payment of future dividends by Peoples Financial Services Corp. will depend on its future earnings, its financial condition and other factors.

         The date of this Prospectus Supplement is February 18, 2001.


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                                                            717.763-1121
                                                    mail@shumakerwilliams.com

                                February 18, 2002


UNITED STATES SECURITIES AND EXCHANGE COMMISSION
ATTN:  Filing Desk
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549                                               via EDGAR

         RE:      PEOPLES FINANCIAL SERVICES CORP.
                  Registration Statement on Form S-3
                  Automatic Dividend Reinvestment and Stock Purchase Plan Supplement to Prospectus dated July 30, 1999
                  Registration No. 333-84169
                  Our File No. 02-549 (2)

Ladies and Gentlemen:

         On behalf of Peoples Financial Services Corp. (the "Registrant"), we hereby enclose for filing under Rules 424(b)(3) and 424(c) of the Securities Act of 1933, a prospectus supplement that is to be attached to the form of prospectus, filed on July 30, 1999, in a Registration Statement on Form S-3, Registration No. 333-84169, relating to Registrant's offering of up to 100,000 shares of its common stock, $2.00 par value per share, under its Shareholder Automatic Dividend Reinvestment and Stock Purchase Plan.

         Please contact the undersigned at (717) 763-1121 with any questions that arise in connection with this filing.

                                   Sincerely,



                                                     /s/ David L. Gildernew
                                                     By David L. Gildernew

Enclosure
cc:      John W. Ord, President and Chief Executive Officer
         PEOPLES FINANCIAL SERVICES CORP.